Exhibit 5.1

March 21, 2014

Regado Biosciences, Inc.

120 Mountain View Boulevard

Basking Ridge, New Jersey 07920

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have served as special counsel in connection with the preparation of your Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating the registration for resale under the Act by certain selling stockholders (the “Selling Stockholders”) of an aggregate of up to 4,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), of Regado Biosciences, Inc., a Delaware corporation (the “Company”), comprised of (i) 2,000,000 shares of Common Stock issued by the Company (the “Common Shares”) in a private placement and (ii) 2,000,000 shares of Common Stock issuable upon conversion of the Company’s Series F Preferred Convertible Stock (the “Series F Preferred Stock”) issued by the company in a Section 3(a)(9) exchange (the “Conversion Shares”).

We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

For purposes of the opinion expressed below, and without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of the Conversion Shares upon conversion of the Series F Preferred Stock, the total number of issued and outstanding shares of the Company’s Common Stock, together with the total number of shares of the Company’s Common Stock reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock under the Company’s Certificate of Incorporation, as amended and then in effect.

Based upon and subject to the foregoing, we are of the opinion that: (i) the Common Shares have been duly authorized and are validly issued, fully paid and non-assessable, and (ii) the Conversion Shares have been duly authorized and, upon the issuance of the Conversion Shares in accordance with the terms of the Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock, will be validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ LOWENSTEIN SANDLER LLP